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                                                                   EXHIBIT 23(b)



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                          We consent to the references to our firm under the
captions "Sensormatic Selected Historical Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sensormatic Electronics Corporation (the "Company") for the registration of 90,000 shares of the Company's Common Stock, par value $.01 per share, and to the incorporation by reference therein of our report dated August 13, 1993, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10-K) for the year ended June 30, 1993, filed with the Securities and Exchange Commission.


                                                                   ERNST & YOUNG
Miami, Florida
January 18, 1994